Exhibit 10.18

Exemption from Liability and Indemnification Agreement

This Exemption from Liability and indemnification Agreement (this "Agreement") is made as of ________, 2015, by and between BiondVax Pharmaceuticals Ltd. (the "Company) and __________________ I.D. No. ___________ (the "Indemnitee").

WHEREAS the Company desires to attract and retain qualified directors and officers and to provide them with protection against liability and expenses incurred while acting in that capacity; and

WHEREAS Indemnitee is director or officer of the Company;

WHEREAS among other, the Company has taken actions to complete an initial public offering in the U.S. in order to register and issue Company's securities in a U.S. stock exchange;

WHEREAS the Company agrees to indemnify Indemnitee upon certain occurrences all under the terms of this Agreement.

Now, therefore, the parties agree as follows:

1.	Exemption from Liability

The Company hereby exempts Indemnitee from any liability, partial or full, towards it due to any damage it shall incur and/or that had incurred, whether directly or indirectly, due to a breach of your duty of caution towards the Company.

2.	Indemnity

2.1.	The Company hereby undertakes to indemnify Indemnitee to the greatest extent possible under applicable law against any liability or expense, as set forth hereafter, that shall be imposed on you and/or that you shall incur as a result of an action that you committed or that you shall commit In Israel, United States of America or other county in the world, by virtue of you being an officer in the Company or its representative and at its request, subject to the provisions and limits set forth in this Agreement, as follows:

●	A financial obligation imposed on Indemnitee in favor of another person by a court judgment, including a compromise judgment or an arbitrator's award approved by court;

●	Reasonable litigation expenses, including attorney's fees, expended by Indemnitee, in an investigation or proceeding instituted against him by an authorized authority, pursuant to which no indictment was filed against him and no monetary liability was imposed on him as an alternative to a criminal proceeding, for a crime which does not require a finding of mens rea (criminal intent).

●	Reasonable litigation expenses, including attorney's fees, expended by Indemnitee or charged to him by a court, in a proceeding instituted against him by the Company or on its behalf or by another person, or in a criminal charge from which he was acquitted, or in any criminal proceeding of a crime which does not require proof of mens rea.

●	Expenses expended by Indemnitee or imposed on him in connection to administrative proceedings involving him, including attorney fees.

●	A payment which Indemnitee is obligated to make to an injured party as set forth in Section 52(54) of the Israeli Securities Law, 1968, as amended (the "Securities Law").

●	Any other monetary liability or other expense that the Company is permitted by law to indemnify Indemnitee.

2.2.	General Limitation on Indemnity

If the Indemnitee would not be permitted to be so indemnified as provided under this Agreement according to a final judicial determination which all rights of appeal therefore have been exhausted or lapsed, the Company shall be entitled to be reimbursed by Indemnitee for all such amounts therefore paid. Indemnitee's obligation to reimburse the Company for any advance expenses or other sums paid thereunder shall be unsecured and no interest shall be charged thereon.

2.3.	Other limitation on Indemnity

●	The Company undertakes to indemnify Indemnitee with respect to Section 2.1 above, and in accordance with the terms of this Agreement up to an amount which shall not exceed 25% of the Company's net assets based on the most recently audited or reviewed financial statements prior to actual payment of the indemnification amount.

●	Indemnitee shall not be entitled to indemnification under Section 2.1, for financial obligations imposed arising from any of the following: (i) a breach of the duty of fiduciary by Indemnitee, except, to the extent permitted by law, for a breach of the duty of fiduciary by the Indemnitee to the Company, a subsidiary or an affiliate to the Company while acting in good faith and having reasonable cause to assume that such act would not prejudice the interests of the Company, subsidiary or affiliate, as applicable, or (ii) a violation of the Indemnitee's duty of care towards the Company, which was committed intentionally or recklessly, except if it was done in negligence only; or (iii) an act committed with the intention to realize a personal unlawful profit; or (iv) a fine or monetary penalty imposed on Indemnitee (excluding a fine or monetary penalty imposed pursuant to the conviction of a crime which requires the proof of mens rea (criminal intent); or (v) a counterclaim made by the Company or in its name in connection with a claim against the Company filed by Indemnitee, other than (a) by way of defense or by way of third party notice in connection with claim brought against the Indemnitee, or (b) in specific cases in which the Company's Board of Directors has approved the initiation or bringing of such suit by Indemnitee, which approval shall not be unreasonably withheld.

●	The indemnification amount actually paid shall be limited to those amounts not covered by the Company's directors and officers insurance policy (the "D&O" Policy"), such that Indemnitee will not be entitled to payment from the Company for amounts which Indemnitee has actually obtained under the D&O Policy.

●	Subject to the provisions of Section 2.3, the indemnification hereunder will, in each case, cover all sums of money that the Indemnitee will be obligated to pay, in those circumstances for which indemnification is permitted under the law.

●	The Company will be entitled to reimbursement of amounts collected from a third party in connection with liabilities indemnified hereunder. Such reimbursement shall not exceed the amount the Company has paid to the Indemnitee.

2.4.	Limitation of Categories of Claims. The indemnification pursuant to Section 2.1 above, shall only relate to liabilities arising in connection with acts or omissions of Indemnitee in respect of the following events and circumstances which are deemed by the Company's Board of Directors to be foreseeable at the date hereof;

●	The offering of securities by the Company and/or by a shareholder thereof to the public in Israel, the U.S. or any other country in the world and/or to private investors or the offer by the Company to purchase securities from the public in such territories and/or from private investors or other holders pursuant to a prospectus, agreements, notices, reports, tenders and/or other proceedings;

●	Occurrences in connection with investments in or by the Company and/or subsidiary and/or affiliate in other corporations whether before and/or after the investment is made, entering into the transaction, the execution, development and monitoring thereof, including actions taken by the Indemnitee in the name of the Company and/or subsidiary and/or affiliate as a director, officer, employee and/or board observer of the corporation which is the subject of the transaction and the like;

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●	The sale, purchase and holding of negotiable securities or other investments for or in the name of the company and/or subsidiary and/or affiliate;

●	Actions in connection with the merger of the Company and/or any Subsidiary and/or any affiliate with or into another entity;

●	Actions in connection with the sale of the operations, assets and/or business, or part thereof, of the Company and/or Subsidiary and/or affiliate, and all transactions as defined in Section 1 to the Israeli Companies Law, 1999 (the "Companies Law");

●	Without derogating from the generality of the above, actions in connection with the purchase or sale of companies, legal entities or assets, licensing or acquisition of rights in products, assets or technologies of other persons or legal entities, and the sale, licensing or grant of license in the same to other persons or legal entities, and the division or consolidation thereof;

●	Actions taken in connection with labor relations and/or employment matters (including employment-related benefits) in the Company and/or subsidiary and/or affiliate and trade relations of the Company and/or subsidiary and/or affiliate, including with employees, independent contractors, customers, suppliers and various service providers;

●	Actions in connection with the developing, testing and manufacturing of products (including a third party’s products, solutions and technologies) by the Company and/or subsidiary and/or affiliate or in connection with the distribution, sale, license or use of such products, solutions or technologies, and management of projects whether of the Company and/or subsidiary and/or affiliate and/or any third party;

●	Actions relating to the promotion, offering and/or support of the products, solutions and technologies in the fields of operation of the Company, any of its subsidiaries or affiliates as shall exist from time to time.

●	Actions taken in connection with the intellectual property of the Company and/or subsidiary and/or affiliate and its protection, including the registration or assertion of rights to intellectual property and the defense of claims related to intellectual property or any claim or demand made for actual or alleged infringement, misappropriation, or misuse of any third party's intellectual property rights by the Company, its subsidiaries or affiliates, including without limitation confidential information, patents, copyrights, design rights, service marks, trade secrets, copyrights, and misappropriation of ideas by the Company, its subsidiaries or affiliates;

●	Actions taken pursuant to or in accordance with the policies and procedures of the Company and/or subsidiary and/or affiliate, that have been decided upon, whether such policies and procedures are published or not, and actions relating to the operations and management of the Company and/or of any subsidiaries and/or affiliates.

●	Occurrences resulting from the Company’s and/or subsidiary’s and/or affiliate’s status as a public company, and/or from the fact that the Company’s securities were offered to the public and/or are traded on a stock exchange, whether in the U.S. or elsewhere;

●	Any claim or demand made by any lenders or other creditors or for monies borrowed by, or other indebtedness of, the Company and\or subsidiary and/or any affiliate.

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●	Any claim or demand made by any third party suffering any personal injury or damage to business or personal property through any act or omission attributed to the Company or its subsidiaries or its affiliates, or their respective employees, agents or other persons acting or allegedly acting on their behalf.

●	Any claim or demand made by suppliers, contractors or other third parties transacting any form of business with the Company in the ordinary course of their respective businesses, relating to the negotiations or performance of such transactions, representations or inducements provided in connection thereto or otherwise.

●	Any claim or demand made in connection with any transaction not in the ordinary course of business of either the Company or the party making such claim (including any transaction with directors or officers of the Company or any controlling shareholder of the Company).

●	Any claim or demand made directly or indirectly in connection with complete or partial failure, by the Company and\or subsidiary and/or affiliate, or their respective directors, officers and employees, to pay, report, keep applicable records or otherwise, any federal, state, municipal or foreign taxes or other mandatory payments of any nature whatsoever, including, without limitation, income, sales, use, transfer, excise, value added, registration, severance, stamp, occupation, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll or employee withholding or other withholding, including any interest, penalty or addition thereto, whether disputed or not.

●	Any actions or decisions relating to insurance matters and/or risk management of the Company.

●	The filing of a report and/or announcement required by the Companies Law and/or any securities law which is applicable or may be applicable to the Company from time to time, including the U.S. Securities Laws, including the regulations pertaining to these laws, the Israeli Securities Law - 1968, and/or according to rules and/or regulations adopted by the NASDAQ or any other stock exchange and/or securities market and/or any law of any other country pertaining to these issues and/or the failure to file such a report and/or announcement, and/or actions relating to tender offers of the Company, including actions relating to delivery of opinions in relation thereto.

●	Any decision regarding a distribution, as defined in the Companies Law, including a distribution pursuant to a court order, and/or repurchase of shares or returns of capital or loans of the Company.

●	Any actions in connection with the change in the Company's structure and/or a reorganization of the Company, including any arrangement between the Company and its shareholders and/or creditors according to the Companies Law, and/or any decision relating to these issues including, but not limited to, a change in the Company's capital, the establishment of subsidiaries and/or their liquidation or sale, and/or all allotments or distributions.

●	Approval of corporate actions, including the approval of acts of the Company's management, its guidance and its supervision.

●	Any claim or demand made in connection with any expression of opinion or saying made in good faith during the course of performance of duties and in connection with the performance of duties, including during meetings of the board of directors or committees of the Company;

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●	Any administrative, regulatory or judicial actions, orders, decrees, suits, demands, demand letters, directives, claims, liens, investigations, proceedings or notices of noncompliance or violation by any governmental entity (in Israel or abroad), including the Office of the Chief Scientist or the Investment Center of the Israeli Ministry of Industry and Commerce, the Israeli Antitrust Authority or the Israel Securities Authority, or other person alleging the failure to comply with any statute, law, ordinance, rule, regulation, order or decree of any governmental entity applicable to the Company and/or Subsidiary, or any of their respective businesses or operations.

●	Any claim or demand made by purchasers, holders, lessors or other users of products of the Company, for damages, losses or personal injuries related to such products.

●	Any claim or demand made in connection with any preparation or formulation of work plans, including pricing, marketing, distribution, instructions to employees, customers and suppliers, and collaboration with competitors.

●	Any acts in regard of invasion of privacy, participation and/or non-participation at Board meetings and/or voting and/or abstention from voting at Board meetings, approval of corporate actions, claims of failure to exercise business judgment.

●	Claims of failure to exercise business judgment and a reasonable level of proficiency, expertise and care in regard of the Company's business.

●	Violations of laws requiring the Company to obtain regulatory and governmental licenses, permits and authorizations in any jurisdiction.

●	Decisions and/or actions relating to environmental compliance, including pollution, contamination and hazardous materials.

●	Granting of liens on Company assets and granting guarantees on behalf of the Company.

●	Claims in connection with publishing or providing any information, including any filings with governmental authorities in the U.S., Israel and elsewhere, on behalf of the Company, in the circumstances required under applicable laws.

●	Claims in connection with the preparation, approval or providing of any annual or quarterly financial statements, profit and loss statements, balance sheets and similar financial information or forecasts.

●	Any of the forgoing actions or decisions relating or otherwise applicable to any subsidiary or affiliate of the Company, as may exist from time to time.

●	Any claim or demand, not covered by any of the categories of events described above, which, pursuant to any applicable law, a director or officer of the Company may be held liable to any government or agency thereof, or any person or entity, in connection with actions taken by such director or officer in such capacity.

2.5.	Indemnification Procedure.

●	The Indemnitee shall notify the company if any claim is brought against him in respect which indemnity may be sought under this Agreement.

●	The Indemnitee shall promptly notify the Company of any legal proceedings initiated and of all possible or threatened legal proceedings without delay following first becoming aware thereof, and the Indemnitee shall deliver to the Company, or to such person as it shall advise, without delay all documents received in connection with these proceedings. Similarly, the Indemnitee must advise the Company on an ongoing and current basis concerning all events which the Indemnitee suspects may give rise to the initiation of legal proceedings against the Indemnitee. Notice to the Company shall be directed to the Chief Executive Officer with a copy to the General Counsel and the Chief Financial Officer of the Company as per Section 2.14 hereof, or if the Indemnitee is then the Chief Executive Officer of the Company, such notice shall be directed to the Chairman of the Board and the other addressees.

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●	The Company will be entitled to participate therein at its own expense or to assume the defense thereof and to employ counsel reasonably satisfactory to Indemnitee. Indemnitee shall have the right to employ its own counsel in connection with any such Claim and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of Indemnitee unless: (i) the Company shall not have assumed the defense of the Claim, or (ii) the named parties to any such action (including any impleaded parties) include both Indemnitee and the Company, and Indemnitee shall have reasonably concluded that joint representation is inappropriate under applicable standards of professional conduct due to a conflict of interest between Indemnitee and the Company, in either of which events reasonable fees and expenses of such counsel to Indemnitee shall be borne by the Company. However, in no event will the Company be obligated to pay the fees or expenses of more than one firm of attorneys representing Indemnitee in connection with any one Claim or separate but substantially similar or related Claims in the same jurisdiction arising out of the same general allegations or circumstances. For the avoidance of doubt, in the case of criminal proceedings the Company and/or the attorneys as aforesaid will not have the right to plead guilty in Indemnitee’s name or to agree to a plea-bargain in his name without his prior written consent. Furthermore, in a civil proceeding (whether before a court or as a part of a compromise arrangement), the Company and/or its attorneys will not have the right to admit to any occurrences that are not indemnifiable pursuant to this Agreement and/or pursuant to law, without Indemnitee’s prior written consent. However, the aforesaid will not prevent the Company and/or its attorneys as aforesaid, with the approval of the Company, to come to a financial arrangement with a plaintiff in a civil proceeding without Indemnitee’s consent so long as such arrangement will not be an admittance of an occurrence not fully indemnifiable pursuant to this Agreement and/or pursuant to law and further provided that any such settlement or arrangement does not impose on Indemnitee any liability or limitation.

●	The Company shall not be liable to indemnify Indemnitee for any amounts paid in settlement of any Claim effected without the Company's written consent. Indemnitee shall give the Company such information and cooperation as may be required.

●	The Indemnitee will fully cooperate with the Company and/or any attorney as aforesaid in every reasonable way as may be required within the context of their conduct of such legal proceedings, including but not limited to the execution of power(s) of attorney and other documents, provided that the Company shall cover all costs incidental thereto such that the Indemnitee will not be required to pay the same or to finance the same himself.

●	Upon Indemnitee's written request to the Company to indemnify him in accordance with the provisions of this Agreement, the Company will take all necessary action in accordance with the law to indemnify the Indemnitee and will act to receive all required approvals for such indemnification, if so required. If such required shall not be obtained by the Company, them such payment of unapproved indemnification will be subject to the approval of the requisite court of law, and the Company will take necessary action to obtain such court's approval.

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2.6.	Subrogation. In the event of payment under this Agreement from Company to Indemnitee, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who shall execute all documents reasonably required and shall do everything that may be reasonably necessary to secure such rights, including the execution of such documents necessary to enable the Company effectively to bring suit to enforce such rights.

2.7.	Partial Indemnification. If Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of the expenses actually or reasonably incurred by Indemnitee in connection with a Claim or Claims, but not, however, for the total amount thereof, the Company shall nevertheless indemnify Indemnitee for the portion of such expenses to which Indemnitee is entitled.

2.8.	Other Indemnification. the Company will not indemnify Indemnitee for any liability with respect to which Indemnitee has received payment by virtue of an insurance policy or other indemnification agreement, other than for amounts, which are in excess of the amount paid to Indemnitee pursuant to such policy or agreement and other than a deductible payable by the Indemnitee under an insurance policy or indemnification agreement.

2.9.	Collection from a Third Party. The Company will be entitled to any amount collected from a third party in connection with a Claim or Claims actually indemnified hereunder by the Company.

2.10.	Non-Exclusivity. The rights of the Indemnitee hereunder shall not be deemed exclusive of any other rights he may have under the Company’s Articles of Association or applicable law or otherwise, and to the extent that during the indemnification period hereunder the rights of the then existing directors and officers are more favorable to such directors or officers than the rights currently provided thereunder or under this Agreement to Indemnitee, Indemnitee shall be entitled to the full benefits of such more favorable rights.

2.11.	Severability. Each of the provisions of this Agreement is a separate and distinct agreement and independent of the others, so that if any provision hereof shall be held to be invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect the validity or enforceability of the other provisions hereof. If such invalid or unenforceable undertaking may be modified or amended so as to be valid and enforceable as a matter of law, such undertaking will be deemed to have been modified or amended, and any competent court or arbitrator are hereby authorized to modify or amend such undertaking, so as to be valid and enforceable to the maximum extent permitted by law.

2.12.	Termination of Services. For the avoidance of doubt, the Company will indemnify Indemnitee even if at the relevant Time of Indebtedness Indemnitee is no longer a director or officer of the Company or of a Subsidiary or a director, officer and/or board observer of an Affiliate, as applicable, provided, that the obligations are in respect of actions taken by the Indemnitee while serving as a director, officer and/or board observer, as aforesaid, and in such capacity.

2.13.	Further Assurances. The parties will do, execute and deliver, or will cause to be done, executed and delivered, all such further acts, documents and things as may be reasonably required for the purpose of giving effect to this Agreement and the transactions contemplated hereby. Notwithstanding anything to the contrary, if for the validation of any of the undertakings in this Agreement any act, resolution, approval or other procedure is required, the Company undertakes to cause them to be done or adopted in a manner which will enable the Company to fulfill all its undertakings as aforesaid.

2.14.	Notice. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed duly given (i) if delivered by hand or by fax or other means of electronic communication and receipted for by the party addressee, on the date of such receipt, or (ii) if mailed by certified or registered mail with postage prepaid, on the third business day after the date postmarked.

2.15.	Entire Agreement; Amendments. This Agreement constitutes the entire agreement between the parties with respect to its subject matter, and supersedes and cancels all prior agreements, proposals, representations and communications between the parties regarding the subject matter hereof. No amendment, modification, termination or cancellation of this Agreement shall be effective unless it is in writing and signed by the parties hereto.

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2.16.	Binding Effect; No Assignment. This Agreement shall be binding upon Indemnitee and the Company, their successors and assignees, and shall inure to the benefit of Indemnitee, his heirs, personal representatives and assignees and to the benefit of the Company, its successors and assignees. Indemnitee shall not assign or otherwise transfer his rights under this Agreement and any attempt to assign or transfer such rights shall be deemed null and void.

2.17.	Governing Law; Jurisdiction. This Agreement shall be interpreted and enforced in accordance with the laws of the State of Israel, without regard to their rules of conflict of laws, and any dispute arising from or in connection with this Agreement is hereby submitted to the sole and exclusive jurisdiction of the competent courts in Tel Aviv, Israel.

2.18.	Construction. The undertakings of the parties pursuant to this Agreement shall be widely construed and in a manner designated to give them effect, to the fullest extent permissible under law. In the event of any contradiction between the provisions of this Agreement and any provision of law that is not dispositive or which cannot be amended, the provision of law shall prevail but the same shall not impair or derogate from the validity of the other provisions hereunder.

2.19.	Counterpart Signatures. This Agreement may be executed in counterparts, both of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that two parties need not sign the same counterpart. In the event that any signature is delivered by facsimile or PDF transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile or PDF signature page were an original thereof.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

BiondVax Pharmaceuticals Ltd.

Name:
Title:

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